UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                           SURF A MOVIE SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)

                Nevada                                    26-1973257
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                           #149, 19744 Beach Boulevard
                           Huntington Beach, CA 92648
               (Address of principal executive offices) (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
(if applicable): 333-156480

       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.001 par value per share
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Surf a Movie Solutions Inc. (the "Registrant") is authorized to issue 50,000,000 shares of common stock, $0.001 par value per share ("Common Stock").

The holders of the Registrant's Common Stock:

     * Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Registrant's Board of Directors;

     * Are entitled to share ratably in all of the Registrant's assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Registrant's affairs;

     * Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

     * Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of Common Stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the shares of Common Stock and they all rank at equal rate or PARI PASSU, each with the other, as to all benefits, which might accrue to the holders of the shares of Common Stock. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by the Registrant's Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of shares of Common Shares, every stockholder who is present in person or by proxy and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of Common Stock of which he is the registered owner and may exercise such vote either in person or by proxy.

ITEM 2.  EXHIBITS

Exhibit                                 Description
-------                                 -----------

3.1 Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-156480) filed December 29, 2008).

3.2 Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 333-156480) filed December 29, 2008).

4.1       Specimen Common Stock Certificate (incorporated by reference to
          Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-156480) filed December 29, 2008).

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
                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 SURF A MOVIE SOLUTIONS INC.
                                        (Registrant)


Date: December 21, 2009          By: /s/ Fadi Zeidan
                                     -------------------------------------------
                                     Fadi Zeidan
                                     President, Secretary and Treasurer
                                     (Principal Executive and Financial Officer)


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